Filed Pursuant to Rule 433

Registration Nos.: 333-230960 and 333-230960-04

$1.275bln Nissan Auto Lease Trust 2020-B

JT-Leads: BofA (struc), Citi, HSBC, and SocGen Co-Mgrs: BNPP, USB, MIZ, TD

CLS	Size($mm)	WAL	MDY/S&P	EXP	LEGAL	BENCH	Yield
A-1	162.400	0.25	P-1/A-1+	3/21	10/15/21	ILBR-4	0.1825
A-2	537.600	1.08	Aaa/AAA	3/22	12/15/22	EDSF +12	0.345
A-3	479.400	1.84	Aaa/AAA	12/22	10/16/23	EDSF +22	0.436
A-4	95.600	2.35	Aaa/AAA	3/23	1/15/26	ISWP +28	0.500

BILL & DELIVER	: BofA	BBG TICKER	: NALT 2020-B (SSAP:TALN)
EXPECTED RATINGS	: Moody’s/S&P	REGISTRATION	: PUBLIC
EXPECTED SETTLE	: 09/29/20	FIRST PAY DATE	: 10/15/20
EXPECTED PRICING	: Priced	PXG SPEED	: 75% PPC to Maturity
ERISA ELIGIBLE	: YES	DENOMS	: $25k/$1k
CUSIPS A-1	: 65480EAA9	INTEXNET	: basnal20b_upsize
A-2	: 65480EAB7	Password	: 2294
A-3	: 65480EAD3
A-4	: 65480EAE1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.